EXHIBIT 16

Malone & Bailey, PC
2925 Briarpark Dr., Suite 930
Houston, Texas 77042

April 19, 2007

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re:  Auto Underwriters of America, Inc.
       SEC File No. 000-11582

Dear Sir or Madam:

We have read the disclosures contained in Item 4.01 of the Form 8-K of Auto Underwriters of America, Inc. (the “Company”), dated on or about April 19, 2007, and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the Company contained in the Form 8-K.

Very truly yours,

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas